QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

    CUTTER & BUCK®

NEWS RELEASE	CONTACT: (206) 622-4191 Harvey Jones, CEO Marty Marks, President

Cutter & Buck Reports First Quarter Fiscal Year 2002 Operating Results

SEATTLE, WA—September 13, 2001—Cutter & Buck Inc. (Nasdaq: CBUK) today reported sales and earnings for its first quarter fiscal year 2002, ended July 31, 2001.

First Quarter Results:

  •
  Net sales decreased 3.3% to $37.7 million, compared to $39.0 million for the same quarter last year

  •
  Gross margins were 43.7%, compared to 44.9% in last year's first quarter

  •
  Net loss was $1.4 million, compared to net income of $1.3 million in the same quarter last year

  •
  Net loss per diluted share was $0.13 compared to net income per diluted share of $0.13 last year

  •
  Positive free cash flow (operating cash flow less capital expenditures) of $6.8 million compared to a negative $3.4 million during the first quarter last year

    "Our results for the first quarter came in at the high end of our expectations, which keeps us on track to achieve our stated goals for fiscal year 2002," commented Harvey Jones, Chairman & CEO. "We still see full year earnings per share in the range of $0.31-$0.38 and positive free cash flow for the year. During the first quarter, sales to our golf and corporate channels declined 5.3% and 4.3% respectively, compared to a year ago, as a result of unfavorable economic and industry conditions. Sales to our specialty retail channel posted a 14.1% decrease from the first quarter a year ago, primarily due to the timing of shipments occurring later in the Fall season."

    "We recently concluded a successful tournament season including a strong presence at the PGA Championship, U.S. Open and the British Open," added Jones. "We are looking forward to participating in the merchandise tent at the upcoming Ryder Cup. Despite a tough retail economy, we just finished our busiest men's wear trade show in the history of the Company and received very positive reactions to our new Spring collections. In addition, we completed the expansion of our flagship, company-owned retail store in Pacific Place in Seattle, WA, and signed a lease for a 4,000 sq. ft. retail location in Naples, Florida, which will be our last new store for fiscal year 2002."

    "Overall Fall bookings, while down slightly year-over-year, are tracking favorably to our bookings plan," said Marty Marks, President & COO. "We expect to achieve a higher volume of in-season business in our golf channel as buyers are reacting to the tough industry conditions by placing orders closer to need. Our specialty retail channel bookings are ahead of plan which we believe reflects the strong acceptance of our fashion sportswear. Corporate channel bookings are behind last year's levels but are currently outperforming our plan."

    "We are focused on achieving our main strategic objective for fiscal year 2002 which is to produce the best possible short-term results while continuing to invest in new businesses that we believe will provide long-term growth in sales and profits for Cutter & Buck," continued Marks. "We are focused on controlling the growth of our fixed expenses during fiscal year 2002 including targeted cut backs in discretionary spending. However, our current cost structure reflects a higher level of fixed costs associated with our ongoing and historical investments in strategic growth initiatives including women's apparel, company-owned retail stores and e-commerce. As planned, this will cause operating expenses to slightly outpace our sales expectations for the year, reflecting our strategy to develop a number of strong inter-related profit centers for our brand."

    "We ended the quarter in a strong financial position," added Steve Lowber, Vice President & CFO, "with over $4 million in cash and $35 million available under our credit facility. We accomplished the increase in first quarter free cash flow mainly through focused accounts receivable management and capital expenditure controls. We successfully executed our financial management goals during the quarter and remain confident in our ability to achieve both profitability and positive free cash flow for fiscal year 2002."

    "Our inventories grew as expected by 36.9% compared to the same period a year ago as we took delivery of our Fall fashion merchandise and received Classics merchandise representing the last of our large production commitments made last year," continued Lowber. "Over half of our inventory is comprised of Classics merchandise, which we sell from season-to-season. As our reduced buying volumes lower our level of Classics merchandise, we expect inventories to be in line with sales by the end of the fiscal year."

    "The economy continues to be challenging. We are committed to executing our business plan to ensure we succeed in the current difficult environment and have the necessary growth drivers in place to take advantage of future opportunities when the economy recovers," concluded Jones.

Earnings Outlook:

    The Company is unable to predict how economic and industry conditions will be affected by the national tragedy that occurred on Tuesday, September 11, 2001. Subject to the effect this may have, the Company is re-affirming its previous guidance for fiscal year 2002 of earnings per share in the $0.31-$0.38 range. We expect second quarter fiscal year 2002 earnings per share to be in the range of $0.02 to $0.05, on a two to five percent reduction in net sales.

    Cutter & Buck's FY 2002 first quarter earnings conference call to discuss earnings results and the business outlook for the remainder of fiscal year 2002 will be held today at 4:30 p.m. EDT, and is available live and on-demand at www.cutterbuck.com.

    Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factor include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, competition, access to capital, foreign currency risks, risks associated with opening and operating retail locations, risks associated with the Company's entry into new markets or distribution channels, technological change, political and trade relations, the overall level of consumer spending on apparel and global economic conditions. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by Securities laws.

    Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company is committed to achieving commercial success in a way that respects people, communities and the environment. The Company sells its products primarily through golf pro shops and resorts, corporate accounts and specialty retail accounts. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

FINANCIAL HIGHLIGHTS
(unaudited)($ in thousands, except per share data)

	Three months ended July 31,
Condensed Consolidated Statements of Operations
	2001	2000
Net sales	$37,731	$39,029
Total cost of goods sold	21,230	21,512

Gross profit	16,501	17,517
Operating expenses
Design and production	1,268	955
Selling and shipping	12,455	11,001
General and administrative	4,590	3,318

Total operating expenses	18,313	15,274

Operating income (loss)	(1,812)	2,243
Other expense	(443)	(111)

Income (loss) before income taxes	(2,255)	2,132
Income taxes (benefits)	(903)	810

Net income (loss)	$(1,352)	$1,322

Basic earnings (loss) per share	$(0.13)	$0.13

Diluted earnings (loss) per share	$(0.13)	$0.13

Shares used in computation of:
Basic earnings (loss) per share	10,584	10,379
Diluted earnings (loss) per share	10,584	10,453
Condensed Consolidated Balance Sheets	July 31, 2001	April 30, 2001	July 31, 2000
		(audited)
Current Assets:
Cash and cash equivalents	$4,363	$8,073	$4,036
Accounts receivable	30,077	48,518	41,741
Inventories	60,066	53,553	43,881
Other current assets	9,015	7,997	5,783

Total current assets	103,521	118,141	95,441
Furniture and equipment, net	22,188	23,192	19,531
Other assets	1,606	1,620	548

Total assets	$127,315	$142,953	$115,520

Liabilities & Stockholders' Equity
Current Liabilities:
Short-term borrowings	$8,376	$18,732	$3,232
Accounts payable	10,075	12,886	10,490
Accrued liabilities and other liabilities	3,232	4,396	3,661
Current portion of long-term debt	2,733	2,737	1,397

Total current liabilities	24,416	38,751	18,780
Long-term debt, net of current portion, and other liabilities	10,572	10,937	6,408
Total shareholders' equity	92,327	93,265	90,332

Total liabilities & shareholders' equity	$127,315	$142,953	$115,520

SUMMARY OF FALL BOOKINGS (in thousands)

	Fall 2001 FY 2002	Fall 2000 FY 2001	Percentage Change	Difference
	(as of 09/11/01)	(as of 09/11/00)
GOLF	$27,737	$31,542	-12.1%	$(3,805)
SPECIALTY STORE	14,427	12,230	18.0%	2,197
CORPORATE ACCOUNTS	23,745	26,968	-12.0%	(3,223)
OTHER	5,098	2,462	107.1%	2,636

TOTAL DOMESTIC FALL BOOKINGS	71,007	73,202	-3.0%	(2,195)
TOTAL INTERNATIONAL FALL BOOKINGS	4,391	4,997	-12.1%	(606)

TOTAL FALL BOOKINGS	$75,398	$78,199	-3.6%	$(2,801)

SUMMARY OF NET SALES INVOICED — THREE MONTHS ENDED July 31 (in thousands)

	FY 2002	FY 2001	Percentage Change	Difference
GOLF	$12,334	$13,028	-5.3%	$(694)
SPECIALTY STORE	4,266	4,965	-14.1%	(699)
CORPORATE ACCOUNTS	14,701	15,369	-4.3%	(668)
OTHER	4,333	2,824	53.4%	1,509

TOTAL DOMESTIC NET SALES	35,634	36,186	-1.5%	(552)
TOTAL INTERNATIONAL NET SALES	2,097	2,843	-26.2%	(746)

TOTAL NET SALES	$37,731	$39,029	-3.3%	(1,298)

QuickLinks

  Exhibit 99.2
Cutter & Buck Reports First Quarter Fiscal Year 2002 Operating Results
FINANCIAL HIGHLIGHTS (unaudited)($ in thousands, except per share data)
SUMMARY OF FALL BOOKINGS (in thousands)
SUMMARY OF NET SALES INVOICED — THREE MONTHS ENDED July 31 (in thousands)